SERVICE PLAN FOR THE

AMERICAN BEACON FUNDS C CLASS

AMENDED AND RESTATED SCHEDULE A

As noted in Paragraph 1 of the Service Plan for the American Beacon Funds C Class, the following Funds have adopted the Service Plan for the American Beacon Funds C Class shares:

Balanced Fund	Large Cap Value Fund
Emerging Markets Fund	Mid-Cap Value Fund
Flexible Bond Fund	Retirement Income and Appreciation Fund
High Yield Bond Fund	Short-Term Bond Fund
Intermediate Bond Fund	Small Cap Value Fund
International Equity Fund	Treasury Inflation Protected Securities Fund
Large Cap Growth Fund	Zebra Large Cap Equity Fund
Zebra Small Cap Equity Fund	Small Cap Value II Fund
SiM High Yield Opportunities Fund	Stephens Mid-Cap Growth Fund
Bridegway Large Cap Value Fund	Holland Large Cap Growth Fund
Stephens Small Cap Growth Fund

Dated: February 3, 2012